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                                                                     EXHIBIT 3.7
                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                           DELL COMPUTER CORPORATION

        Dell Computer Corporation (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

        FIRST: The Board of Directors of the Company (the "Board"), acting at a meeting duly called and held on May 18, 1995 in accordance with the applicable provisions of the DGCL and the Company's Bylaws, did duly adopt resolutions (a) approving the amendment to the Company's Certificate of Incorporation described herein, (b) directing that such amendment be submitted to the stockholders of the Company for consideration at the Company's Annual Meeting of Stockholders held on July 21, 1995 and (c) directing that, upon approval and adoption of such amendment by the stockholders of the Company, this Certificate of Amendment be executed and filed with the Secretary of State of the State of Delaware.

        SECOND: The stockholders of the Company, acting at the Company's Annual Meeting of Stockholders duly called and held on July 21, 1995 in accordance with the applicable provisions of the DGCL and the Company's Bylaws, did duly consent to, approve and adopt such amendment to the Company's Certificate of Incorporation.

        THIRD: The first paragraph of Article Fourth of the Company's Certificate of Incorporation is hereby amended to read in its entirety as follows:

               "FOURTH: The total number of shares of capital stock of the Corporation shall be three hundred and five million (305,000,000), which shall consist of five million (5,000,000) shares of Preferred Stock, of the par value of $.01 per share, and three hundred million (300,000,000) shares of Common Stock, of the par value of $.01 per share."

        Such amendment having been duly adopted in accordance with the provisions of Section 242 of the DGCL and the applicable provisions of the Company's Certificate of Incorporation and Bylaws, the Company has caused this Certificate of Amendment to be executed and attested by its duly authorized officers on July 31, 1995.

                                      Dell Computer Corporation


                                      By: /s/ MICHAEL S. DELL
                                          -------------------------------------
                                      Michael S. Dell, Chairman of the Board
                                      and Chief Executive Officer



Attest:

/s/ THOMAS H. WELCH, JR.
--------------------------
Thomas H. Welch, Jr.,
Assistant Secretary